Exhibit 99.3

Exhibit 3

FREE TRANSLATION OF
POWER OF ATTORNEY

I, the undersigned,

Mr. Pierre Lepetit, chairman and managing director of Bpifrance, a French public institution of industrial and commercial nature (“EPIC Bpifrance”), headquartered at 27-31 avenue du Général Leclerc in Maisons-Alfort (94710), registered with the Trade and Companies register of Créteil under number 483 790 069 (the “Delegator”), appointed Chairman of the Board of Epic Bpifrance by decree of the French Président de la République dated December 4, 2015 and exercising the functions of Managing director of EPIC Bpifrance pursuant to article 9 of decree n°2015-1498 dated November 18, 2015 notably setting out the by-laws of EPIC Bpifrance, delegate my power of signature, in case of absence or unavailability, to:

Miss Sophie PAQUIN, Director of Legal Affairs (the “Delegate”), the power to proceed with any action before the Autorité des Marchés Financiers or with any other Relevant Authority, including foreign, if applicable, or relevant company, including any declaration of the crossing of a threshold and, if applicable, of intent, as well as any similar declaration with relevant foreign authority, and within this context to take all necessary related actions.

The Delegate shall have total autonomy in the implementation of this delegation of power of signature and shall act in the interest of the Company and agrees to respect the applicable regulations, the provisions of the by-laws and to comply with any existing internal procedures. In this respect, the Delegate certifies to have taken full knowledge of the by-laws of the Company and the internal regulation of the Board of the Company.

This power of attorney has been established for an indefinite period.

It may be modified or revoked at any time at the initiative of the Delegator or the Delegate. In any event, this power of attorney will end if the functions of the Delegate are terminated.

Signed at Paris, on November 14, 2016, in two (2) original copies,

Good for power of attorney,	Good for acceptance of power of attorney,

/s/ Pierre Lepetit	/s/ Sophie Paquin
The Delegator(1)	The Delegate(2)
Mr. Pierre LEPETIT	Miss Sophie PAQUIN

(1)   Signature preceded by “Good for power of attorney”

(2)   Signature preceded by “Good for acceptance of power of attorney”